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                         FENIMORE ASSET MANAGEMENT TRUST

                    ESTABLISHMENT AND DESIGNATION OF CLASSES
                        OF SHARES OF BENEFICIAL INTEREST

                                  JUNE 18, 2003

     The undersigned, being at least a majority of the Trustees of Fenimore Asset Management Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 5.12 of the Declaration of Trust dated June 18, 1986, as amended June 18, 2003 (the "Declaration of Trust"), hereby take the following action in connection with each separate series of the Trust (the "Funds"):

     FIRST: The series of the shares of the Trust hitherto established and designated are as follows:

                        FAM Value Fund
                        FAM Equity-Income Fund

     SECOND: Each Fund may issue its shares of beneficial interest effective immediately with respect to Investor Class shares and Advisor Class shares.

     THIRD: Each share shall be redeemable, and, except as provided below, shall represent a pro rata beneficial interest in the assets attributable to such Class of shares of the Funds, and shall be entitled to receive its pro rata share of net assets attributable to such Class of Shares of the Funds upon liquidation of the Funds, all as provided in or not inconsistent with the Declaration of Trust. Each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

     FOURTH: Upon effective date of this Instrument:


          a. Each Share of the Class of the Funds shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters which such Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Funds shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"); or when the Trustees have determined that the matter affects only the interest of Shareholders of one or more Classes, in which case only the Shareholders of such Class or Classes shall be entitled to vote thereon. Any matter shall be deemed to have been effectively acted upon with respect to the Funds if acted upon as provided in Rule 18f-2 under the 1940 Act or any successor rule and in the Declaration of Trust.

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          b. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Funds may, pursuant to the Plan adopted by the Trustees under Rule 18f-3 under the 1940 Act, or such similar rule under or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

     FIFTH: The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any such Class, provided that such change shall not adversely affect the rights of shareholders of such Class.

     IN WITNESS WHEREOF, the undersigned, being at least a majority of the Board of Trustees of the Trust, have hereunto set their hand, all as of the day and year first above written.

/s/ Thomas O. Putnam                             /s/ David A. Hughey
-------------------------                        ------------------------
Thomas O. Putnam                                 David A. Hughey

/s/ Joseph J. Bulmer
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Joseph J. Bulmer                                 C. Richard Pogue

/s/ Fred Lager                                   /s/ Joseph A. Bucci
-------------------------                       -------------------
Fred Lager                                      Joseph A. Bucci